SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


 ....................Nooney Real Property Investors-Four, L.P....................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1) Title of each class of securities to which transaction applies:
              ..................................................................
           2) Aggregate number of securities to which transaction applies:
              ..................................................................
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ................................................................
           4) Proposed maximum aggregate value of transaction:
              ..................................................................
           5) Total fee paid:
              ..................................................................

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided  by Exchange  Act
      Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:________________________________________________
      2) Form, Schedule or Registration Statement No.:__________________________
      3) Filing Party:__________________________________________________________
      4) Date Filed:____________________________________________________________



876651.1

                    NOONEY REAL PROPERTY INVESTORS-FOUR, L.P.
                         One Memorial Drive, Suite 1000
                         St. Louis, Missouri 63102-2124

                                 (314) 206-4600



                                                              September 23, 1999


      Re: Consent Solicitation for Nooney Real Property Investors-Four, L.P. (the "Partnership")
           -------------------------------------------------------------

Dear Investor:

          This letter is being sent to you on behalf of the Partnership by Nooney Capital Corp., its Managing General Partner.

          We have become aware that you and other Limited Partners of the Partnership may have received an unsolicited consent solicitation (the "Consent Solicitation") from Millenium Investors 2, LLC ("Millenium") seeking your approval of the following proposals: (i) the removal of the Partnership's current general partners; (ii) the election of Millenium as the new general partner of the Partnership; and (iii) the dissolution of the Partnership and the final distribution of its assets on or before the date that is eighteen months from the date on which Millenium's consent solicitation terminates (the "Millenium Proposals").

          Millenium has recently purported to extend the solicitation period because it has not been able to obtain the required number of votes to approve the Millenium Proposals.

          We urge you not to vote at all on the Millenium Proposals for the reasons set forth below:

                    o the Millenium Proposals are not in the best interests of the Limited Partners.

                    o neither Millenium nor its affiliates are limited partners of the Partnership and thus, they are not authorized to solicit your consent.

                    o the Consent Solicitation has not been conducted in a manner permitted by the Partnership's Agreement of Limited Partnership ("Partnership Agreement").

869696.2

                    o by voting on the Millenium Proposals, Limited Partners may risk losing their limited liability status.

                    o Millenium's affiliates are known for making so-called "mini-tender" offers and acquiring limited partnership interests at steep discounts to try to turn a quick profit on their investment; while the Millenium Proposals may be in Millenium's best interests, they are not necessarily in your best interests.

          The Managing General Partner intends to file a lawsuit asking the court to rule that the Consent Solicitation violates the terms of your Partnership Agreement.

          In the meantime, we urge you to either vote against the Millenium Proposals or simply not vote at all (which has the same effect as voting no).

          If you have already voted in favor of the Millenium Proposals, you may revoke your consent by sending a notice of revocation to Millenium. For your convenience, we will be happy to forward your revocation to Millenium if you wish to send it to us first. You will find complete instructions for revocation in Appendix 1 to this letter.

     1.   Millenium Is Not Authorized to Solicit Your Consent.

          Under the Partnership Agreement, only General Partners and Limited Partners of the Partnership are authorized to submit a matter to the vote of the Limited Partners. However, Millenium is attempting to solicit your consent to the Millenium Proposals even though it is neither a general partner nor a limited partner of the Partnership. Furthermore, the affiliates mentioned by Millenium in the Consent Solicitation (as holding interests in the Partnership) hold their interests in the Partnership as assignees only, which means that none of them have been admitted to the Partnership as general or limited partners. Since neither Millenium nor any of its affiliates has been admitted to the Partnership as general or limited partners, they are not authorized under the Partnership Agreement to solicit your consent; accordingly, the Consent Solicitation lacks the power to effectuate the Millenium Proposals even if they were to receive the required majority vote.

     2.   Millenium's Consent Solicitation Procedures are Improper.

          The Partnership Agreement clearly sets forth the procedure which must be followed in connection with any solicitation of the Limited Partners. Even if Millenium was deemed to have the rights of a limited partner under the Partnership Agreement as the result of the interests owned by its affiliates in the Partnership, Millenium has not complied with such procedures.

869696.2
                                    Page -2-

          Simply put, no Limited Partner may submit any matter to the vote of the other Limited Partners unless at least 10% of the Limited Partners have previously requested that such matter be submitted for a vote. Since Millenium does not own, either directly or indirectly through its affiliates, at least 10% of the limited partnership interests of the Partnership, Millenium is not authorized under the Partnership Agreement to submit the Millenium Proposals to the vote of the Limited Partners. Accordingly, even if the Millenium Proposals were to receive the required majority vote, the Consent Solicitation lacks the power to effectuate the Millenium Proposals.

     3.   Your Limited Liability Status May Be Jeopardized.

          The Partnership Agreement provides procedural protections which help ensure that the limited liability status enjoyed by Limited Partners is not inadvertently lost when they are asked to vote on Partnership matters. Even if, as Millenium points out in its Consent Solicitation, it intends to satisfy the requirements of this procedural protection on or before the termination of its consent solicitation, Millenium fails to advise you that it is required to obtain these protections before the vote of any Limited Partner is tendered and that if it is unable to, you may have already jeopardized your limited liability status by having participated in a consent solicitation.

          Simply put, the Partnership Agreement provides that prior to any Limited Partner exercising its right to vote on any matter, including its rights to remove the current general partners and to replace them with a new general partner, a court or legal opinion must conclude that the exercise of such rights will not result in the loss of any Limited Partner's limited liability or violate the State Uniform Limited Partnership Law.

          Millenium states that it intends to satisfy this condition on or prior to the termination of its consent solicitation. However, the Partnership Agreement clearly indicates that this condition must be satisfied prior to any Limited Partner vote. Accordingly, since Millenium has not satisfied the conditions set forth in the Partnership Agreement, the Limited Partners lack the power to remove the current general partners and replace them with Millenium even if the Millenium Proposals receive the required vote of the Limited Partners.

     4.   The Managing General Partner's Plan is Better for Limited Partners.

          While the Millenium Proposal to sell the property and liquidate the Partnership may maximize the short-term return on Millenium's investment in the Partnership, it may not maximize your investment. The Managing General Partner has been working on structuring a plan that will permit those Limited Partners who need liquidity to sell their interests, while those who wish to maintain their investment can seek to achieve appreciation on their investment.

869696.2
                                    Page -3-

          Millenium's Plan. Millenium's express intent in pursuing the Consent Solicitation is to appoint itself as general partner and then to sell the remaining properties. Why? Because Millenium hopes to realize a quick profit on its investment in the Partnership.

          In the past, Millenium and its affiliates have frequently acquired equity positions in limited partnerships or other entities pursuant to offers known as "mini-tenders" (which are tender offers limited to less than 5% of the outstanding units or shares of the entity in question). In connection with such mini-tenders, the Millenium affiliates have often been able to purchase the current holder's securities for a price well below market value. Entities which engage in mini-tenders, like the Millenium affiliates, are able to purchase securities at prices well below market value because their offers (as mini-tenders) do not have to comply with many of the disclosure requirements established by the Securities and Exchange Commission for the protection of investors, including the requirement that they disclose the market price of such securities. As a result, unsuspecting investors, assuming that all tender offers are above the market price, fail to ascertain the market price for their securities and often tender them for prices well below market price. Although we do not know for certain how they acquired their interests in the Partnership, Millenium states that certain of its affiliates own approximately 4.9% of the outstanding Units, which suggests that they acquired their interest in the manner described above, potentially at a price well below market value.

          Given the foregoing, the current sale of the Partnership's properties and the ultimate liquidation of the Partnership may be profitable to the Millenium affiliates, but not to you and the other Limited Partners, due to the reduced price at which the Millenium affiliates are likely to have purchased their interest in the Partnership. Thus, the economic interests of Millenium and its affiliates may not be aligned with yours or those of the other Limited Partners.

          The Managing General Partner's Plan. You should be aware that the Managing General Partner is presently exploring opportunities which the Managing General Partner believes will result in higher values being paid to the Limited Partners than if the Millenium Proposals are implemented. More specifically, the Managing General Partner is in the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other partnerships under the ownership of an entity whose shares would be listed on a national exchange or national market system.

          The Managing General Partner believes that the consummation of this plan would create greater potential for increased distributions to you and the other Limited Partners and for appreciation in the price of your equity interests (as shareholders in the newly formed company) than there currently exists. This growth potential would result from, among other things, (i) the administrative and operational economies of scale and cost savings associated with the combination of the Partnership with other partnerships engaging in similar activities and (ii) the potential acquisition of additional properties. Limited Partners (as shareholders in the newly formed company) would also enjoy the benefits of a more liquid investment enabling

869696.2
                                    Page -4-
them to (i) realize any appreciation in the price of their equity interests (in the newly formed company) or (ii) exit the investment vehicle for any other reason by selling such interests in a liquid marketplace.

          The Managing General Partner, if retained as a general partner of the Partnership, anticipates that a more definitive description of the above plan will be distributed to the Limited Partners prior to the end of this year. Notwithstanding the foregoing, all Limited Partners should recognize that the plan described above is in the preliminary stages and the Managing General Partner can make no assurances that such plan will be consummated.

          For your information, the Managing General Partner holds 98.8% of the 1% general partnership interest in the Partnership; it does not own any limited partnership interests.

          Please do not hesitate to call us at (314) 206-4675 and ask for Ms. Glenda White if you have any questions.

                            Sincerely,

                            NOONEY REAL PROPERTY INVESTORS-
                            FOUR, L.P.

                            By: Nooney Capital Corp., its general
                                   partner

                                  By:/s/Gregory J. Nooney, Jr.
                                     ---------------------------
                                        Gregory J. Nooney, Jr.
                                        Vice Chairman of the Board of Directors


869696.2
                                    Page -5-

                                   APPENDIX 1

                                  How To Revoke
                                  -------------

          The Partnership urges each Limited Partner to carefully consider the information contained in the foregoing letter and to withhold voting on the Millenium Proposals. If you have already returned your consent form (and voted to approve the Millenium Proposals), and now wish to revoke your approval, you should follow the following procedures which are the procedures set forth in Millenium's Consent Solicitation (even though we do not believe that this is the only method by which a Limited Partner should be entitled to revoke):

     o Prepare a written statement (the "Revocation Notice") which sets forth the following information:

          (1) your name, the number of units of limited partnership interest in the Partnership which you own (the "Units") and that you are the record holder of the Units or, if you are not the record holder of the Units, your name, the capacity in which you represent the record holder of the Units, the name of the record holder of the Units and the number of Units such record holder owns;

          (2) that you are revoking, either on your own behalf or on behalf of the record holder of the Units, your original vote in favor of the Millenium Proposals;

          (3) the name, if different from yours, of the person who executed the original consent form approving the Millenium Proposals; and

          (4) that this revocation is intended to be effective with respect to all of the Units you or the record holder which you represent owns.

     o Sign the Revocation Notice exactly as your name appears on the Partnership's records.

     o    Joint owners should each sign the Revocation Notice.

     o Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity for the record holder of the Units should indicate the capacity in which they sign and should give their full title, and submit appropriate evidence of authority to execute the Revocation Notice.


869696.2
                                    Page -6-

     o All Revocation Notices should be mailed as soon as possible either directly to Millenium or to us, in which event we will forward them to
          Millenium:

             If to Millenium:         Millenium Investors 2, LLC
                                      199 South Los Robles Avenue, Suite 440
                                      Pasadena, California 91101

             If to the Partnership:   Nooney Real Property Investors-Four, L.P.
                                      One Memorial Drive
                                      Suite 1000
                                      St. Louis Missouri 63102




869696.2
                                    Page -7-